UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2016

AXIALL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200, Atlanta, GA		30328
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards for 2016 and 2017

The Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Axiall Corporation (the “Company”) recently conducted an annual review of its executive officers’ existing compensation. As a result of that review, pursuant to the Company’s 2011 Equity and Performance Incentive Plan (the “Plan”), the Committee awarded to each of the executive officers named below 2016 equity grants of performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”), together with retention awards attributable to 2017. The Committee believes that these combined grants better align executive compensation and long-term shareholder value creation, provide a strong incentive for successful execution of the Company’s strategies and help ensure the retention of senior management during this important period for the Company. In addition, the Committee reviewed the incentives in place for its executive officers in light of the Company’s success in its continuing efforts to reduce costs, improve productivity and optimize its portfolio. Specifically, the Committee noted that since July 2015, the Company has captured more than $50 million of annualized savings and signed definitive agreements to sell two non-core building products businesses, and is in the process of selling its core building products business. As a result of the determinations with respect to these awards, the Committee anticipates making no further grants of such equity awards in 2017 to the executive officers identified below.

Accordingly, on March 7, 2016, the Committee approved for Timothy Mann, Jr., the Company’s President and Chief Executive Officer, Gregory C. Thompson, the Company’s Chief Financial Officer, and William H. Doherty, the Company’s Senior Vice President, Chemicals, and the independent members of the Board subsequently ratified with respect to Mr. Mann, the following awards:

•	94,292, 22,580 and 18,610 TSR-based PRSUs at target, respectively, to Messrs. Mann, Thompson and Doherty, for which the performance restriction over the three-year period is relative total shareholder return (“TSR”) and which will vest on the third anniversary of the grant date, as long as the executive officer remains employed by the Company through that date and subject to the achievement of the performance goal;

•	94,292, 22,580 and 18,610 TSR-based PRSUs at target, respectively, to Messrs. Mann, Thompson and Doherty, in lieu of 2017 equity awards, for which the performance restriction over the four-year period is relative TSR and which will vest on the fourth anniversary of the grant date, as long as the executive officer remains employed by the Company through that date and subject to the achievement of the performance goal;

•	94,292 and 18,610 adjusted EBITDA-based RSUs, respectively, to Messrs. Mann and Doherty, that will vest in three equal installments on each of the first, second and third anniversaries of the grant date, provided that the Company achieves positive adjusted EBITDA for fiscal 2016 and the executive officer remains employed by the Company through each vesting date;

•	45,160 time-based RSUs to Mr. Thompson, one-half of which will vest in three equal installments on each of the first, second and third anniversaries of the grant date and the remaining one-half of which, in lieu of 2017 equity awards, will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date, provided that he remains employed by the Company through each vesting date; and

•	94,292 and 18,610 time-based RSUs, respectively, to Messrs. Mann and Doherty, in lieu of 2017 equity awards, that will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date; provided that the executive officer remains employed by the Company through each vesting date.

Except as otherwise described above, the performance and vesting terms of the TSR-based PRSUs, EBITDA-based RSUs and time-based RSUs are generally consistent with prior grants made by the Company. The form of agreement for the TSR-based PRSUs, the form of agreement for adjusted EBITDA-based RSUs and the form of agreement for time-based RSUs are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Change of Control Severance Plan

On March 8, 2016, the Board also adopted an amended and restated Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan (the “Change of Control Plan”), which provides for certain benefits for designated participants in the event of a change of control. The Change of Control Plan is intended to ensure that executive officers are able, as a practical matter, to evaluate any potential change of control transaction objectively and to encourage executive officers to remain employed by the Company in the event a change of control becomes a real possibility. The Change of Control Plan’s benefits are based on typical market practices at what the Board believes to be no more than median compensation levels when compared to our market references. All of the named executive officers of the Company (other than Simon Bates, the Company’s Executive Vice President, Building Products) will participate in the Change of Control Plan.

In order to update the Change of Control Plan, the Board adopted the following modifications and amendments:

•	revisions to the cutback provision regarding Section 280G of the Internal Revenue Code of 1986 to provide that it would only apply if the named executive officer were to be placed in a better after-tax position being cutback than if no cutback applied and the participant were required to pay the excise tax;

•	revisions to the “good reason” definition to trigger upon (1) a material reduction in base salary or target bonus in the aggregate, (2) a relocation of more than 35 miles and (3) a material diminution in duties, responsibilities, authorities or reporting relationships;

•	modifications to the definition of “cause” to streamline and modernize the definition such that it is based on more objective criteria, such as a material violation of the provision of the Change of Control Plan, willful refusal to perform duties, conviction of a felony, willful misconduct or other conduct that is materially injurious to the Company; and

•	inclusion of a restrictive covenant that, in the event of a violation of the covenant, a participant would forfeit his right to severance and have to repay any severance previously paid to him.

Except as set forth above, the original terms and conditions of the Change of Control Plan have not been materially amended. The foregoing description of the Change of Control Plan does not purport to be complete and is qualified in its entirety by the full text of that agreement, which is filed as Exhibit 10.4 and incorporated herein by reference.

Item 8.01              Other Events.

On March 8, 2016, the Company issued press releases announcing that William L. Mansfield had been elected Non-Executive Chairman of the Board, effective immediately, and that the Board has declared a cash dividend of $0.16 per common share, payable on April 8, 2016 to shareholders of record as of March 25, 2016. Copies of these press releases are filed as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Additional Information

In connection with the 2016 Annual Meeting, Axiall will file a proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2016 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated April 17, 2015, for its 2015 annual meeting of stockholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated July 6, 2015, July 28, 2015, September 25, 2015 and November 18, 2015, as filed with the SEC on Form 8-K. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2016 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Item 9.01              Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description

10.1	Form of TSR-Based Performance Restricted Stock Unit Agreement

10.2	Form of Adjusted EBITDA-Based Restricted Stock Unit Agreement

10.3	Form of Time-Based Restricted Stock Unit Agreement

10.4	Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan

99.1	Press Release, dated March 8, 2016

99.2	Press Release, dated March 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIALL CORPORATION

	By:	/s/ Daniel S. Fishbein
	Name:	Daniel S. Fishbein
	Title:	Vice President & General Counsel

Date: March 8, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of TSR-Based Performance Restricted Stock Unit Agreement

10.2	Form of Adjusted EBITDA-Based Restricted Stock Unit Agreement

10.3	Form of Time-Based Restricted Stock Unit Agreement

10.4	Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan

99.1	Press Release, dated March 8, 2016

99.2	Press Release, dated March 8, 2016